A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

September 27, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Fortified Holdings Corp. We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K/A dated September 27, 2007 and are in agreement with the disclosure in that section, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

for

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net